Exhibit 10.10

SolidEnergy Systems Corporation 35 Cabot Road, Woburn, MA 01801

July 1, 2018

Hong Gan

Re:	Employment as Director of R&D

Dear Hong:

Welcome to SolidEnergy!

I am pleased to confirm the terms on which you will be employed by SolidEnergy Systems Corp. (the “Company”).

Position. You will serve as Director of R&D of the Company reporting directly to Mackenzie King, Vice President of Product Development. Your duties initially will include, but not be limited to:

•	leading the electrolyte, anode and cathode research groups

•	developing a technology roadmap, incorporating both performance and safety attributes to enable near-term product development and innovation

•	drive results in fast paced environment through close teamwork with the Cell Engineering and Manufacturing Teams and our external vendors as required

As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company. Your office will be located at 35 Cabot Road, Woburn, MA 01801.

2. Starting Date. It is expected that your employment will begin on Monday, September 17, 2018 (the “Start Date”).

3. Base Salary. As an employee of the Company, you will be paid a salary at a rate of $230,000 per annum. Such salary will be payable in accordance with the Company’s normal payment schedule for its employees, which is monthly and on the last Friday of every month.

4. Performance Bonus Compensation. During your employment, you may be considered annually for a performance bonus. Performance bonus compensation in any year, if any, will be determined by the Board of Directors of the Company (the “Board”) based on your performance and that of the Company, relative to milestones to be agreed upon between you and your hiring manager, Mackenzie King, and otherwise in accordance with a general employee bonus program. The Performance Bonus cash compensation is expected to be up to 20% of your Base Salary at the end of your first year on September 4, 2019.

SolidEnergy Systems Corporation 35 Cabot Road, Woburn, MA 01801

5. Equity Compensation. At the next regular meeting of the Board following the Start Date, it is anticipated that you will be awarded a grant of options to purchase 100, 000 shares of the common stock of the Company (“Common Stock”) at a purchase price equal to the fair market value of the Common Stock, as determined by the Board, subject to the terms of the Company’ s standard form of incentive stock option agreement. You will receive such stock options only if you execute and deliver all stock option agreements, signature pages and other documents that the Company requests in connection with your grant and the foregoing grant will become effective only following such execution and delivery. The grant will be subject to vesting as follows: 25% of the shares shall vest on the fust anniversary of the grant, provided you are employed by the Company on that date, and the remainder shall vest pro ratably, on a monthly basis, over the following 36 months following the first anniversary of the grant, provided that you remain in the Company’ s employ at each such vesting date.

6. Benefits; Vacation; Withholding. You will be entitled to participate in health, insurance, pension, and other benefits provided to other executives of the Company of similar seniority on terms no less favorable than those available to such executives of the Company generally. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company retains the right to change, add or terminate any particular benefit.

If you are moving from outside of Massachusetts, you will be entitled to receive one-time relocation reimbursement of up to $50,000, if you relocate within the first 3 years of your employment. You may use up to $10,000 of relocation assistance mentioned above, for initial expenses within the first 3 years to include lodging.

You will also be entitled to get reimbursed on actuals up to $800 per month for your commuting costs to Woburn.

You will be entitled to earn vacation in accordance with the Company’ s policies from time to time in effect, in addition to holidays observed by the Company, subject to a minimum entitlement of 4 weeks vacation and 10 paid holidays per year. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.

You understand that the Company will deduct from any payments it otherwise is to make to you pursuant to the terms of this letter agreement or otherwise any withholding taxes and other deductions required by law.

SolidEnergy Systems Corporation 35 Cabot Road, Woburn, MA 01801

7. At-Will Employment.

(a) Your employment with the Company is an “at-will” employment and may be terminated by either party at any time for any reason, with or without cause, without notice and without any further compensation.

(b) Except for any right you may have under applicable law to continue participation in the Company’ s group health and dental plans under COBRA, or any successor law, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment or the last day of the severance period, whichever occurs later.

(c) Vesting of any restricted stock or stock options, which the Company may have granted to you, shall cease immediately upon any termination of your employment with the Company for any reason .

(d) Provisions of this letter agreement shall survive any termination if so provided in this letter agreement or if necessary or desirable to accomplish the purposes of other surviving provisions , including, without limitation , your obligations under the Confidentiality , Assignment of Intellectual Property and Noncompetition Agreement, which you will execute as a condition of your employment under this letter agreement.

8. Conditions to Employment. You agree that the following items are conditions to your employment with the Company:

(a) The Immigration Reform and Control Act of 1986 requires employers to verify the employment eligibility and identity of new employees by requiring such employees to complete an Employment Eligib ility Form I-9 This offer of employment is contingent upon compliance with the Immigration Act of 1986.

(b) Your execution and delivery of the enclosed Employee’ s Confidentiality, Assignment ofintellectual Property and Noncompetition Agreement.

(c) Satisfactory completion of reference and background checks

(d) Successful license application or ce1iification for expo1i control purposes if appropriate

(e) You agree to keep the existence of this agreement, and the terms of this agreement, highly individual and confidential.

This offer of employment will expire on July 5, 2018, unless accepted by you prior to such date.

SolidEnergy Systems Corporation 35 Cabot Road, Woburn, MA 01801

We look forward to your service with the Company and are pleased that you will be working with us.

Sincerely,

Agreed and Accepted by	SolidEnergy Systems Corp.

/s/ Hong Gan	/s/ Qichao Hu

Hong Gan	Qichao Hu

Date: July 4, 2018	President and CEO

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